Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Chief Financial Officer
(414) 906-6305

Manpower Inc. Doubles Semi-Annual Dividend

and Announces Share Repurchase Program

MILWAUKEE, WI, USA, November 1, 2004 – On October 29, 2004 the Board of Directors of Manpower Inc. (NYSE: MAN) approved an increase in the semi-annual dividend to 20 cents per share from 10 cents per share. The dividend is payable on December 15, 2004 to shareholders of record on December 6, 2004.

The Board of Directors also approved a share repurchase program, which gives the Company the ability to purchase up to 5 million shares of its issued and outstanding common stock. Purchases under this program may be made from time to time in open market or privately negotiated transactions. Common stock acquired through the repurchase program will be available for general corporate purposes.

“Manpower is committed to creating value for our shareholders. Our improving operating results and financial condition provide the opportunity to enhance shareholder returns through a doubling of our dividend and increased share repurchase activity,” said Jeffrey A. Joerres, Manpower Chairman and CEO. “These actions allow us to return our excess cash to our shareholders in an efficient manner while continuing to support strong business growth and maintaining our financial flexibility.”

Additional financial information about Manpower Inc., including stock history, dividend history and annual shareholder reports, can be found at http://investor.manpower.com.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.